Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

April 17, 2006

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Establishes Loan Production Office in Long Island, New York

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, announced it is establishing a loan production office in Long Island, New York.  The Loan Production Office is located at 45 North Station Plaza, Suite 214, Great Neck, NY, 11021, and will be open by May 1, 2006.

“We’ve had SBA loan officers in New York for the last 5 to 6 years, and we’ve been very successful in our lending; predominantly in the Long Island area.  With the business relationships we have developed in this market, it only makes sense to have a physical presence.  Last year, we were named, ‘Bank of the Year’ from the Long Island Development Corporation,” said James A. Hughes, Unity’s President and Chief Executive Officer.  “The opening of the Loan Production Office is building on what Unity has already developed in the Long Island area,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $614 million in assets and $522 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its 14 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey and a Loan Production Office in New York.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.